THOMAS F. PRISBY, CHAIRMAN

CFS Bancorp, Inc.
707 Ridge Road  —  Munster, Indiana 46321-1678

June 16, 2009
FOR IMMEDIATE RELEASE

CONTACT:    Thomas F. Prisby, Chairman of the Board and Chief Executive Officer
2l9-836-2960

Daryl Pomranke Appointed to Citizens Financial Bank Board of Directors
Banking Veteran Also Assumes Additional Operating Duties

MUNSTER, IN – June 16, 2009 - Daryl D. Pomranke, 48, President and Chief Operating Officer of Citizens Financial Bank and CFS Bancorp, Inc. (NASDAQ:CITZ) was appointed to the Citizens Financial Bank Board of Directors, it was announced today.

“Since joining our Company over two years ago, Daryl has clearly demonstrated his leadership and operating skills, making this appointment to the Bank’s Board a natural progression.  Throughout his tenure with us, Daryl has continued to assume more day-to-day operating responsibilities which now include commercial and retail loan operations, business development, finance and accounting, information systems, retail distribution, asset management, marketing and human resources.  We look forward to his continued leadership as well as his insight and counsel as a Board member,” said Thomas F. Prisby, Chairman and Chief Executive Officer of CFS Bancorp, Inc.

Prior to joining the Bank and holding company, Mr. Pomranke, who has nearly two decades of banking experience, held several executive management and operating positions with Mercantile National Bank of Indiana and its successor, Harris Bank, N.A.  A graduate of Indiana University, with a bachelor of science in business with highest distinction, he began his career with KPMG Peat Marwick, now KPMG LLP.

Active in a variety of civic and charitable affairs, he served as a Board member and member of the Finance Committee of the Gary Citiwide Development Corp., was the 2008 lay chairman of the Diocese of Gary Catholic Services Appeal and the 2009 Fundraising Chairman for the Northwest Indiana American Heart Association Gala.  He is currently serving as Chairman of the Marquette Catholic High School Board of Trustees.

CFS Bancorp, Inc. is the parent of Citizens Financial Bank, a $1.1 billion asset federal savings bank.  Citizens Financial Bank is an independent bank focusing its people, products and services on helping individuals, businesses and communities be successful.  The Bank has 22 offices throughout adjoining markets in Chicago’s Southland and Northwest Indiana.  The Company’s website can be found at www.citz.com

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This press release may contain certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management.  The words “anticipate,” “believe,” “estimate,” “expect,” “indicate,” “intend,” “should,” and similar expressions, or the negative thereof, as they relate to the Company or the Company’s management, are intended to identify forward-looking statements.  Such statements reflect the current views of the Company with respect to future events that are subject to certain risks and uncertainties that may cause actual results to vary.  The Company does not intend to update these forward-looking statements.

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